Exhibit 4.2
Execution Copy

GUARANTY AGREEMENT
This Guaranty Agreement (the “Guaranty”) is made as of June 1, 2022, jointly and severally by and between each of the undersigned (each, a “Guarantor,” and collectively, together with any additional parties that from time to time may become a Guarantor pursuant to the terms of the Loan Agreement described below, the “Guarantors”), as guarantors, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the Indenture (defined below) (in such capacity, together with any successor or successors in such capacity, herein called the “Trustee”):
W I T N E S S E T H:
On the date hereof, the Vermont Economic Development Authority (the “Issuer”) is issuing the aggregate principal amount of $35,000,000 (the “Series 2022A-1 Bonds”) of the aggregate principal amount of up to $60,000,000 of the Issuer’s Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2022 under and pursuant to an Indenture dated as of the date hereof (as supplemented and amended, the “Indenture”) between the Issuer and the Trustee. The proceeds of the Series 2022A-1 Bonds will be loaned by the Issuer to Casella Waste Systems, Inc. (the “Company”) pursuant to the terms of a Loan Agreement dated as of the date hereof (as supplemented and amended, the “Loan Agreement”) between the Issuer and the Company. Each Guarantor is a subsidiary of the Company.
As used herein, the following capitalized terms have the meanings set forth below, and if not defined below, shall have the meanings ascribed to such terms in the Indenture:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.
“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Subsidiary” means, with respect to any Person:
(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). All other capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Indenture and the Loan Agreement.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Guarantors agrees as follows:
Section 1.Unconditional Guarantee.
Subject to the provisions of this Section 1, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Holders, irrespective of the validity and enforceability of the Loan Agreement or the obligations of the Company or any other Guarantors to the Trustee hereunder or thereunder, the full and prompt payment of: (a) the principal of and redemption premium, if any, on the Series 2022A-1 Bonds when and as the same shall become due (whether at maturity, by acceleration, call for redemption or otherwise); (b) the interest on the Series 2022A-1 Bonds when and as the same shall become due; (c) the purchase price of Series 2022A-1 Bonds tendered or deemed tendered for purchase pursuant to Sections 4.6, 4.8 or 4.9 of the Indenture; and (d) all amounts allocable to the Series 2022A-1 Bonds due or to become due from the Company under Sections 4.2(a) and 4.2(b) of the Loan Agreement (collectively, the “Guaranteed Obligations”). Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company under the Series 2022A-1 Bonds, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Loan Default Event under the Loan Agreement with respect to the Series 2022A-1 Bonds shall constitute an event of default under this Guaranty, and shall entitle the Trustee to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company under the Loan Agreement.
Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loan Agreement, the absence of any action to enforce the same, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not this Guaranty is affixed to the Loan Agreement or the Series 2022A-1 Bonds, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the Guaranteed Obligations. This Guaranty is a guarantee of payment and not of collection. If the Trustee is required by any court or otherwise to return to the Company or to a Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or a Guarantor, any amount paid by the Company or a Guarantor to the Trustee, this Guaranty, to the extent theretofor discharged, shall be reinstated in full force and effect, subject to Section 7 hereof. Each Guarantor further agrees that, as between it, on the one hand, and the

Trustee, on the other hand, (a) subject to the other provisions of this Guaranty, the maturity of the Series 2022A-1 Bonds may be accelerated as provided in Section 7.2 of the Loan Agreement for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Series 2022A-1 Bonds, and (b) in the event of any acceleration of the Series 2022A-1 Bonds as provided in Section 7.2 of the Loan Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guaranty.
Each Guarantor agrees to make immediate payment to the Trustee of all Guaranteed Obligations owing or payable to Trustee upon receipt of a demand for payment therefor by the Trustee to the Guarantor in writing.
Section 2.Guaranteed Obligations Absolute and Continuing.
Subject to Section 7 hereof, the obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of this Guaranty shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof. Subject to Section 7 hereof, the obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until the entire principal of, redemption premium, if any, and interest on or purchase price of the Series 2022A-1 Bonds shall have been paid or provided for according to the terms of the Indenture and all other Guaranteed Obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of such Guarantor so to do, it hereby irrevocably appoints the Trustee agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.
Section 3.Limitation on Guarantor Liability.
Each of the Guarantors and the Trustee hereby confirms that it is the intention of each such party that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of bankruptcy law (including, but not limited to, the Bankruptcy Code), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Trustee and each Guarantor hereby irrevocably agree that the obligations of the Guarantors under this Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantors that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guaranty, result in the obligations of the Guarantors under this Guaranty not constituting a fraudulent transfer or conveyance.

Section 4.Execution and Delivery of Guaranty.
This Guaranty shall be executed on behalf of each Guarantor by either manual or facsimile signature of one officer of the Guarantor or other person duly authorized by all necessary corporate action of the Guarantor who shall have been duly authorized to so execute by all requisite corporate action. Each Guarantor hereby agrees that this Guaranty, as set forth in Section 1, shall remain in full force and effect notwithstanding any lack of endorsement on the Loan Agreement or the Series 2022A-1 Bonds of a notation of this Guaranty.
Section 5.Waiver.
Without in any way limiting the provisions of Section 1, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or nonpayment of any of the Guaranteed Obligations, or other notice or formalities to the Company or the Guarantor of any kind whatsoever.
Section 6.No Set-Off.
Each payment to be made by the Guarantors hereunder in respect of the Guaranteed Obligations shall be payable in the currency or currencies in which such Guaranteed Obligations are denominated, and shall be made without set-off or counterclaim. It is the intention of the parties that the Issuer, its members, officers, officials, agents and employees shall not incur pecuniary liability by reason of the terms of this Guaranty, the Loan Agreement or the Indenture, or by reason of the undertakings required of the Issuer, its members, officers, officials, agents and employees in connection with this Guaranty, the Loan Agreement or the Indenture, the performance of any act required or requested of the Issuer, its members, officers, officials, agents and employees in connection with the issuance of the Series 2022A-1 Bonds, this Guaranty, the Loan Agreement or the Indenture, or in any way arising from the transaction of which this Guaranty is a part or arising in any manner in connection with the Project, and each Guarantor hereby waives any rights or claims it may have against the Issuer in connection therewith.
Section 7.Release of a Guarantor.
This Guaranty will be released:
(a)with respect to a Guarantor, upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of the Company, of all of the Capital Stock of that Guarantor held by the Company or any of its Subsidiaries or of all or substantially all of the assets of that Guarantor;
(b)with respect to a Guarantor, upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor, borrower and/or issuer in respect of the Senior Credit Facility and (2) if the Senior Credit Facility has been terminated, as a guarantor of any issue of any other indebtedness for borrowed money or any Capital Lease of more than $5,000,000 in aggregate principal amount (per issue) of the Company or any of its Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment by a guarantor in its capacity as a guarantor (and not as a borrower and/or issuer);
(c)at any time that a Letter of Credit is in effect with respect to the Series 2022A-1 Bonds; or
(d)upon or substantially contemporaneously with the payment in full of the Guaranteed Obligations.
The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Guarantor from its obligations under this Guaranty upon receipt of a request by the Company or such Guarantor accompanied by (i) a Certificate of an Authorized Representative of the Company certifying as to the compliance with this Section 7, and (ii) so long as the Senior Credit Facility is not in effect, in connection with a sale or disposition of assets or Capital Stock (or a series of related sales or dispositions) having a fair market value in excess of $5,000,000, as evidenced by a Certificate of an Authorized Representative of the Company, an Opinion of Counsel as to the compliance with this Section 7, provided however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Certificates of an Authorized Representative of the Company.
Section 8.Waiver of Subrogation.
Until the payment in full of all Guaranteed Obligations, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Loan Agreement and such Guarantor’s obligations under this Guaranty, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution and indemnification and any right to participate in any claim or remedy of the Issuer or the Trustee against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any Guaranteed Obligations shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Issuer or the Trustee, as applicable, and shall forthwith be paid to the Issuer or the Trustee, as applicable, to be credited and applied to the obligations in favor of the Issuer or the Trustee, as applicable, whether matured or unmatured, in accordance with the terms of this Guaranty. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Guaranty and that the waiver set forth in this Section 8 is knowingly made in contemplation of such benefits.
Section 9.Guaranteed Obligations Reinstated.
Subject to Section 7 hereof, the obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment that would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from the Trustee upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
Section 10.Guaranteed Obligations Not Affected.
The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or the Trustee) that, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of the Trustee or otherwise, including, without limitation:
(a)any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;
(b)any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under the Loan Agreement or any other document or instrument;
(c)any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Guaranty or the Loan Agreement, or to give notice thereof to a Guarantor;
(d)the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;
(e)the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;
(f)any change in the time, manner or place of payment of, or in any other term of, the Series 2022A-1 Bonds or the Loan Agreement, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, the Series 2022A-1 Bonds or the Loan Agreement, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on the Series 2022A-1 Bonds;

(g)except as provided in Section 7, any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;
(h)except as provided in Section 7, any merger or amalgamation of the Company or a Guarantor with any Person or Persons;
(i)the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of a Guarantor under this Guaranty; and
(j)any other circumstance, including release of another Guarantor pursuant to Section 7 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under the Loan Agreement or of a Guarantor in respect of its guarantee hereunder.
Section 11.No Obligation to Take Action Against the Company.
The Trustee shall have no obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under this Guaranty.
Section 12.Dealing with the Company and Others.
The Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may:
(a)grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;
(b)take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;
(c)release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by the Loan Agreement;
(d)accept compromises or arrangements from the Company;
(e)apply all monies at any time received from the Company or from any security upon such part of the Guaranteed Obligations as the Holders may direct or change any such application in whole or in part from time to time as the Holders may direct; and

(f)otherwise deal with, or waive or modify its right to deal with, the Company and all other Persons and any security as the Trustee may determine.
Section 13.Representations.
Each Guarantor makes the following representations as of the date hereof as the basis for its undertakings hereunder:
(a)It is a corporation, limited partnership or limited liability company duly organized, and validly existing in good standing under the laws of the state of its organization, has the corporate, limited partnership or limited liability company, as applicable, power to enter into this Guaranty and to perform its obligations hereunder, and by proper corporate action has duly authorized the execution and delivery of this Guaranty and performance of its obligations hereunder.
(b)The execution and delivery of this Guaranty and the performance of its obligations hereunder do not and will not conflict with, or constitute a breach or result in a violation of, its certificate of incorporation, bylaws or other organizational documents, as applicable, or any material agreement or other material instrument to which it is a party or by which it is bound or any constitutional or statutory provision applicable to it, or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over it or its property, in each case, the breach, conflict with or the violation of any of which would have a material adverse effect upon the Guarantor’s ability to perform its obligations hereunder.
(c)Except for the matters disclosed in the Limited Offering Memorandum dated May 19, 2022 with respect to the Series 2022A-1 Bonds, or in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Periodic Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, there are no pending or, to the best of each Guarantor’s knowledge, threatened actions, suits, proceedings or investigations of a legal, equitable, regulatory, administrative or legislative nature, which could reasonably be expected to adversely affect in a material way its ability to perform its obligations under this Guaranty.
Section 14.Events of Default; Remedies.
Each of the following events shall be an Event of Default hereunder:
(a)Failure of any Guarantor to pay any Guaranteed Obligations upon receipt of demand by the Trustee to such Guarantor given in accordance with Section 20 hereof.
(b)The dissolution or liquidation of a Guarantor or the filing by a Guarantor of a voluntary petition in bankruptcy, or the entry of any order or decree granting relief in any involuntary case commenced against a Guarantor under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition shall not be discharged or denied within 90 days after the filing thereof, or if a Guarantor shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of a Guarantor shall be appointed in any proceeding brought against the Guarantor and shall not be discharged within 90 days after such appointment or if a Guarantor shall consent to such appointment, or assignment by a Guarantor of all or substantially all of its assets for the benefit of its creditors, or the entry by a Guarantor into an agreement of composition with its creditors with respect to all or substantially all of its assets, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against a Guarantor under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Guarantor shall remain undismissed (subject to no further appeal) for a period of 90 days; provided, the term “dissolution or liquidation of a Guarantor,” as used in this subsection (b), shall not be construed to include the cessation of the existence of a Guarantor resulting either from a merger or consolidation of the Guarantor into or with another entity or a dissolution or liquidation of the Guarantor following a transfer of all or substantially all of its assets as an entirety; and provided further that an Event of Default shall not be triggered under this subsection (b) if the Company and the unaffected Guarantor or Guarantors shall continue to own more than 50% of the consolidated assets of the Company and the Subsidiaries.
(c)If any representation made by a Guarantor contained in this Guaranty was false or misleading in any material respect at the time it was made or delivered.
Whenever an Event of Default shall have happened and be continuing, (a) the Trustee in the manner provided in Section 7.1 of the Indenture may declare the entire unpaid principal of, or redemption premium, if any, and interest on the Series 2022A-1 Bonds to be immediately due and payable, and (b) the Trustee may, in its discretion, or shall upon the written request of the Holders of 66 2/3% in principal amount of Series 2022A-1 Bonds then Outstanding, take whatever action at law or in equity as may appear necessary or desirable to collect payments then due or thereafter to become due hereunder or to enforce observance or performance of any covenant or agreement of the Guarantors under this Guaranty.
In case the Trustee shall have proceeded to enforce this Guaranty and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case each Guarantor and the Trustee, subject to any determination in any applicable proceeding, shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Guarantors and the Trustee shall continue as though no such proceeding had been taken.
Section 15.Successors and Assigns; Enforcement of Remedies.
This Guaranty shall be binding upon and inure to the benefit of each Guarantor and the Trustee and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder. All rights against each Guarantor arising under this Guaranty shall be for the sole benefit of the Trustee and the Holders of the Series 2022A-1 Bonds and their respective successors and assigns and, with respect to payments due to the Issuer under Sections 4.2(d), 7.3, 9.2 and 9.3 of the Loan Agreement, the Issuer. If any Guarantor fails to pay in accordance with Section 1 hereof, the Trustee may proceed in the enforcement of this Guaranty and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations, without exhausting any other remedies that the Trustee may have pursuant to the terms of the Series 2022A-1 Bonds, the Indenture or the Loan Agreement and without resort to any other security held by or available to the Issuer or the Trustee.
Section 16.Amendment of Guaranty.
The Trustee and the Guarantors may, without the consent of or notice to the owners or beneficial owners of the Series 2022A-1 Bonds, enter into any amendment, change or modification of this Guaranty (i) as may be required by the provisions of this Guaranty or the Indenture, (ii) for the purpose of curing any ambiguity or inconsistency, defective provision or omission, (iii) in connection with an amendment of the Indenture or the Loan Agreement to effect any event or purpose for which there could be such an amendment without the consent of the Holders, or (iv) in connection with any other change herein that is not to the material prejudice of the Trustee or the owners or beneficial owners of the Series 2022A-1 Bonds. Except for the amendments, changes or modifications described in the preceding sentence, the Trustee and the Guarantors may not enter into any other amendment, change or modification of this Guaranty without first mailing notice to, and obtaining the written approval or consent of, the owners or beneficial owners of not less than a majority in aggregate principal amount of the Series 2022A-1 Bonds at the time outstanding; provided, however, that the foregoing does not permit, without the written approval or consent of the Holders of 100% in aggregate principal amount of the Series 2022A-1 Bonds then Outstanding, an extension of the time of payment of, or a reduction in, any of the Guaranteed Obligations. In addition, any amendment, change or modification of this Guaranty relating to payments due to the Issuer under Section 4.2(d), 7.3, 9.2 or 9.3 of the Loan Agreement may only be made with the prior written consent of the Issuer. No amendment, modification or waiver of any provision of this Guaranty relating to any Guarantor or consent to any departure by any Guarantor from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee. Further, notwithstanding the foregoing, while the Senior Credit Facility remains in effect, the parties hereto agree that they will not (x) amend, modify or waive the provisions set forth in Section 7 of this Guaranty or (y) amend, modify or waive any of the other provision of this Guaranty (i) if the effect of such modification or waiver would be to delete or otherwise render ineffective the references to Section 7 expressly contained in such provision or (ii) in a manner that could reasonably be expected to be materially adverse to the lenders under the Senior Credit Facility, without, in each case, the prior written consent of the administrative agent thereunder.
Section 17.No Merger or Waiver; Cumulative Remedies.
This Guaranty shall not operate by way of merger of any of the obligations of a Guarantor under any other agreement. No failure to exercise and no delay in exercising, on the part of the Trustee, any right, remedy, power or privilege under the Indenture or the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under the Indenture or the Loan Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in this Guaranty and under the Indenture, the Loan Agreement and any other document or instrument between a Guarantor and/or the Company and the Trustee or the Issuer are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

Section 18.Survival of Guaranteed Obligations.
Subject to Section 7 hereof, the obligations of each Guarantor under Section 1 shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Company or any Guarantor.
Section 19.Guaranty in Addition to Other Guarantee Obligations.
The obligations of each Guarantor under this Guaranty are in addition to and not in substitution for any other obligations to the Trustee in relation to the Loan Agreement and any guarantees or security at any time held by or for the benefit of the Trustee.
Section 20.Notices.
Demand for payment by any Guarantor of the amounts guaranteed hereunder shall be made by notice in writing as provided in the next sentence. All demands, notices, approvals, consents, requests and other communication hereunder shall be in writing addressed to the applicable Guarantors, c/o the address of the Company as set forth in Section 12.8 of the Indenture, and shall be deemed to have been given: (i) when the same are delivered by hand, or (ii) when the same are sent by confirmed facsimile transmission, or (iii) on the next Business Day when the same are sent by overnight delivery service (with delivery confirmed). The Guarantors, the Company, the Issuer and the Trustee may, by notice given hereunder, designate any further or different addresses or means of communication to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.
Section 21.Miscellaneous.
(a)Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Guaranty.
(b)This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. Each of the undersigned Guarantors hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guaranty.
(c)Each Guarantor hereby acknowledges communication of the terms of this Guaranty, the Indenture and the Loan Agreement and consents to all the terms, covenants and conditions thereof.
(d)No director, officer, employee, incorporator or stockholder of any Guarantor, as such, shall have any liability for any obligations of the Guarantors hereunder or for any claim based on, in respect of, or by reason of, such obligations or their creation.

(e)Each Guarantor shall pay on demand by the Trustee any and all reasonable costs, fees and expenses incurred by the Trustee, its agents and advisors and in enforcing any of their rights under this Guaranty.
(f)This Guaranty may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed by their duly authorized representatives as of the date first above written.

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BLOW BROS.	NEW ENGLAND WASTE SERVICES OF N.Y., INC.
BRISTOL WASTE MANAGEMENT, INC.	NEW ENGLAND WASTE SERVICES OF
C.V. LANDFILL, INC.	VERMONT, INC.
CASELLA OF HOLYOKE, INC.	NEW ENGLAND WASTE SERVICES, INC.
CASELLA MAJOR ACCOUNT	NEWBURY WASTE MANAGEMENT, INC.
SERVICES, LLC	NEWS OF WORCESTER LLC
CASELLA RECYCLING, LLC	NEWSME LANDFILL OPERATIONS LLC
CASELLA TRANSPORTATION, INC.	NORTH COUNTRY ENVIRONMENTAL
CASELLA WASTE MANAGEMENT OF	SERVICES, INC.
MASSACHUSETTS, INC.	NORTH RD. LLC
CASELLA WASTE MANAGEMENT OF	NORTHERN PROPERTIES CORPORATION OF
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CASELLA WASTE MANAGEMENT OF	OXFORD TRANSFER STATION, LLC
PENNSYLVANIA, INC.	PINE TREE WASTE, INC.
CASELLA WASTE MANAGEMENT, INC.	SCHULTZ LANDFILL, INC.
CASELLA WASTE SERVICES OF	SOUTHBRIDGE RECYCLING & DISPOSAL PARK,
ONTARIO LLC	INC.
CHEMUNG LANDFILL LLC	SUNDERLAND WASTE MANAGEMENT, INC.
FOREST ACQUISITIONS, INC.	TAM, INC.
GROUNDCO LLC	TAM ORGANICS, LLC.
HAKES C&D DISPOSAL, INC.	TAM RECYCLING, LLC
HARDWICK LANDFILL, INC.	THE HYLAND FACILITY ASSOCIATES
HIRAM HOLLOW REGENERATION CORP.	TOMPKINS COUNTY RECYCLING LLC
KTI ENVIRONMENTAL GROUP, INC.	WASTE-STREAM INC.
KTI SPECIALTY WASTE SERVICES, INC.	WILLIMANTIC WASTE PAPER CO., INC.

By: /s/ Edmond R. Coletta
Name: Edmond R. Coletta
Title: Vice President and Treasurer

[Signature Page to Guaranty Agreement]

Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Patricia M. Trlak
Name: Patricia M. Trlak
Title: Vice President - Global Corporate Trust

[Signature Page to Guaranty Agreement]